Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Table of contents

Domestic Custody Agreement			1

1.	Intention of the Parties; Definitions		1
	1.1	Intention of the Parties	1
	1.2	Definitions	1

2.	What Bank is Required to Do		3
	2.1	Set Up Accounts	3
	2.2	Cash Account	3
	2.3	Segregation of Assets; Nominee Name	4
	2.4	Settlement of Transactions	4
	2.5	Contractual Settlement Date Accounting	4
	2.6	Actual Settlement Date Accounting	5
	2.7	Income Collection (AutoCredit®)	5
	2.8	Miscellaneous Administrative Duties	6
	2.9	Corporate Actions	6
	2.10	Class Action	6
	2.11	Proxies	7
	2.12	Statements of Account	7
	2.13	Access to Bank’s Records	7
	2.14	Tax Relief Services	8
	2.15	Notification	8

3.	Instructions		8
	3.1	Acting on Instructions; Method of Instruction and Unclear Instructions	8
	3.2	Verification and Security Procedures	8
	3.3	Instructions Contrary to Law/Market Practice	9
	3.4	Cut-Off Times	9
	3.5	Electronic Access	9

4.	Fees, Expenses and Other Amounts Owing to Bank		9
	4.1	Fees and Expenses	9
	4.2	Overdrafts	10
	4.3	Bank’s Right Over Securities; Set-off	10

5.	Securities Depositories		10
	5.1	Use of Securities Depositories	10

6.	Additional Provisions Relating to Customer		11
	6.1	Representations of Customer and Bank	11
	6.2	Customer to Provide Certain Information to Bank	11

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

	6.3	Customer is Liable to Bank Even if it is Acting for Another Person	11

7.	When Bank is Liable to Customer		12
	7.1	Standard of Care; Liability	12
	7.2	Force Majeure	13
	7.3	Bank May Consult With Counsel	13
	7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result	13
	7.5	Assets Held Outside Bank’s Control	13
	7.6	Ancillary services	14

8.	Taxation		14
	8.1	Tax Obligations	14
	8.2	Tax Relief Services With Respect to American Depository Receipts	15

9.	Termination		15
	9.1	Term and Termination	15
	9.2	Exit Procedure	16

10.	Miscellaneous		16
	10.1	Notices	16
	10.2	Successors and Assigns	16
	10.3	Interpretation	16
	10.4	Entire Agreement	16
	10.5	Insurance	17
	10.6	Security Holding Disclosure	17
	10.7	USA PATRIOT Act Disclosure	17
	10.8	Governing Law and Jurisdiction	17
	10.9	Severability; Waiver; and Survival	18
	10.10	Confidentiality	18
	10.11	Counterparts	18
	10.12	No Third Party Beneficiaries	19
	SCHEDULE 1		20
	Persons Authorized To Give Instructions		20
	SCHEDULE 2		21
	Authorized Fund Managers/Advisers		21
	APPENDIX A TO SCHEDULE 2		22
	Specimen Fund Manager Mandate		22
	SCHEDULE 3		24
	Electronic Access		24
	EXHIBIT 1 TO SCHEDULE 3		26
	Products		26

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Domestic Custody Agreement

This Agreement, dated __ November 2009 is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Bank”), with a place of business at 1 Chase Manhattan Plaza, New York, NY 10005, and the HCM COMMODITIES STRATEGY FUND, LTD (“Customer”) a Cayman Islands exempted limited company formed under the laws of the Cayman Islands whose registered office is at c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.

1. Intention of the Parties; Definitions

1.1	Intention of the Parties

(a)

This Agreement sets out the terms on which Bank will be providing custodial, settlement and other associated services to the Customer. Bank will be responsible for the performance of only those duties set forth in this Agreement.

(b) The Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services under this Agreement.

(c)

It is the intention of the parties that the services offered by Bank under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and eligible for deposit in a U.S. Securities Depository.

1.2	Definitions

As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” means an entity that controls, controlled by, or under common control with, Bank.

          “Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgement, order, formal interpretation or ruling issued by a court or governmental entity.

          “Authorized Person” means any person who has been designated by written notice from the Customer in the form of Schedules 1 or 2 as the case may be (or by written notice in the form of Appendix A to Schedule 2 from any agent designated by the Customer under this Agreement, including, without limitation, an investment manager) to act on behalf of the Customer under this Agreement. Such persons will continue to be Authorized Persons until such time as Bank receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Bank Indemnitees” means Bank and its nominees, directors, officers, employees and

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

agents.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

          “Confidential Information” means and includes all non-public information concerning the Customer or the Accounts which Bank receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than Bank’s breach of the terms of this Agreement or information which Bank obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

          “Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include rights with respect to class action litigation or proxy voting.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

          “Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate or a Securities Entitlement. “Financial Asset” does not include cash.

          “Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which Bank believes in good faith to have been given by an Authorized Person.

          “Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

          “Securities” means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

“Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any securities depository, dematerialized book entry system or similar system.

          “Security Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Assets as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

          “Security Intermediary” means Bank, a Securities Depository and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” has the meaning set forth in Section 3.2(a). All terms in the singular will have the same meaning in the plural unless the context otherwise provides and vice versa.

2. What Bank is Required to Do

2.1	Set Up Accounts

	(a)	Bank will establish and maintain the following accounts (“Accounts”):

		(i)	one or more Securities Accounts in the name of Customer for Financial Assets, which may be received by or on behalf of Bank for the account of Customer, including as an Entitlement Holder; and

		(ii)	one or more accounts in the name of Customer (“Cash Account”) for any and all cash received by or on behalf of Bank for the account of Customer.

	(b)	At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.

2.2	Cash Account

(a)

Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank.

(b)

Any amounts credited by Bank to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if Bank does not receive final payment in a timely manner. Bank will notify Customer promptly of any such reversal.

(c)

Whenever Customer instructs Bank to do so, Bank will arrange for the automatic investment of cash in the Cash Account in mutual funds (including, without limitation, the JPMorgan Money Market Funds and any other mutual fund with respect to which Bank or an Affiliate of Bank serves as an investment adviser, administrator, shareholder servicing agent, and/or custodian or subcustodian, and regardless of whether or not Bank or its Affiliate receives any fees for services rendered to any such mutual fund in addition to the fees received by Bank pursuant to this Agreement, all of which such fees Bank is specifically authorized to retain) which Bank makes available for such purposes and which Customer selects through instructions to Bank. Furthermore, in this regard, Bank is directed automatically to arrange for the redemption of such mutual fund shares as may be necessary to avoid any potential overdraft hereunder that Bank perceives, based upon the information available to Bank at the time of such redemption or withdrawal. Customer agrees that it will read the prospectus for any mutual fund prior

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

to investing and acknowledges that investments in mutual fund shares are not insured by the Federal Deposit Insurance Corporation (“FDIC”) and are not obligations of or guaranteed by Bank. Customer further acknowledges that certain services for which Bank is paid fees by mutual funds in which the Customer invests may overlap with the services Bank provides under this Agreement.

	(d)	With Bank’s consent, Customer may use as the Cash Account a separate demand deposit account established by the Customer at Bank which is electronically linked to the Securities Account.

2.3	Segregation of Assets; Nominee Name

	(a)	Bank will identify in its books that Financial Assets credited to Customer’s Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

	(b)	Bank is authorized, in its discretion:

		(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank in bearer form;

		(ii)	to hold Financial Assets in or deposit Financial Assets with any Securities Depository or settlement system;

(iii)

to hold Financial Assets in Bank’s omnibus accounts at any Securities Depositories or settlement system on a fungible basis and to accept delivery of Financial Assets of the same class and denomination as those deposited with Bank; and

		(iv)	to register in the name of Customer, Bank, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

2.4	Settlement of Transactions

          Subject to Article 3 and Section 4.2 of this Agreement, Bank will act in accordance with Instructions with respect to the settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the risk of loss will be borne by Customer whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement and will notify Customer of such failure.

2.5	Contractual Settlement Date Accounting

	(a)	Should Customer request to have Bank’s Contractual Settlement Date Accounting Service, Bank will effect book entries on a contractual settlement date accounting basis

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

as described below with respect to the settlement of transactions in those markets where Bank generally offers contractual settlement date accounting.

(i)

Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at Bank pending settlement of the transaction if not already delivered.

(ii)

Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the delivery of Assets that are awaiting receipt until Bank actually receives them.

Upon request, Bank shall provide Customer with a list of those markets for which it provides contractual settlement date accounting. Bank may add markets to or remove markets from this list upon notice to Customer that is reasonable in the circumstances. Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(b)

Bank may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement, upon notice to Customer, in cases where Bank reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.

2.6	Actual Settlement Date Accounting

With respect to any settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and cleared by Bank.

2.7	Income Collection (AutoCredit®)

	(a)	Bank will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets, and will promptly notify Customer of such information.

(b)

Bank will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by Bank or any third party (“AutoCredit”). Bank may reverse AutoCredit credits upon oral or written notification to Customer if Bank believes that the corresponding payment will not be received by Bank within a reasonable period or the credit was incorrect.

	(c)	In markets where Bank does not provide an AutoCredit service, income on Financial

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Assets (net of any taxes withheld by Bank or any third party) will be credited only after actual receipt and reconciliation.

(d) Bank will make good faith efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify Customer of the late payment.

2.8	Miscellaneous Administrative Duties

(a) Until Bank receives Instructions to the contrary, Bank will:

(i)

present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii) execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii) exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)

In the event that, as a result of holding of Financial Assets in an omnibus account, Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action, Bank will credit Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and Customer shall relinquish to Bank its interest in such fractional interests.

(c)

If some, but not all, of an outstanding class of Financial Assets is called for redemption, Bank may allot the amount to be redeemed from its customers on a pro rata basis or in a similar manner Bank deems fair and equitable.

2.9	Corporate Actions

(a)

Bank will act in accordance with prevailing market standards to obtain information concerning Corporate Actions that is publicly available in such market. Bank also will review information to which it subscribes for information concerning such Corporate Actions. Bank will promptly provide that information (or summaries that accurately reflect the material points concerning the applicable Corporate Action) to Customer or its Authorized Person.

(b)

Bank will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide Bank with timely Instructions with respect to any Corporate Action, neither Bank nor its nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

2.10	Class Action

Any notices received by Bank’s corporate actions department about settled securities class

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

action that requires action by affected owners of the underlying Financial Assets will be promptly notified to Customer if Bank, using reasonable care and diligence in the circumstances, identifies that Customer was a shareholder and held the relevant security in custody with Bank at the relevant time.

2.11	Proxies

(a)

Bank will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify Customer of such information and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)

The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by Bank on a case by case basis.

	(c)	Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

		(i)	the Financial Assets being on loan or out for registration;

		(ii)	the pendency of conversion or another Corporate Action;

		(iii)	the Financial Assets being held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting; and

		(iv)	local market regulations or practices, or restrictions by the issuer.

2.12	Statements of Account

(a)

Bank will provide Customer with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. If agreed by the parties, statements of account will be accessed by Customer on-line. Otherwise, statements will be sent to Customer at times to be mutually agreed by the parties. Customer will review its statement of account and give Bank written notice of any suspected error or omission within a reasonable time of the date of the relevant suspected error or omission.

(b)

Customer acknowledges that information available to it on-line with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such information accessed on-line.

2.13	Access to Bank’s Records

(a)

Bank will allow Customer’s auditors and independent public accountants such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer’s affairs.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

(b)

Bank will, upon reasonable written notice, allow Customer reasonable access during normal working hours to the records of Bank relating to the Accounts. Bank may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. Customer shall reimburse Bank for the cost of copying, collating and researching archived information at Bank’s regular hourly rate.

2.14	Tax Relief Services

Bank will provide tax relief services as provided in Section 8.2.

2.15	Notification

If Customer has agreed to access information concerning the Accounts through Bank’s website, Bank may make any notifications required under this Agreement by posting it on the website.

3. Instructions

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)

Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instruction.

(b) Customer will where reasonably practicable use automated and electronic methods of sending Instructions.

(c)

Bank shall promptly notify an Authorized Person if Bank determines that an Instruction does not contain all information reasonably necessary for Bank to carry out the Instruction. Bank will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation.

(d)

In executing or paying a payment order, Bank may rely upon the identifying number (e.g., Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer’s name.

3.2	Verification and Security Procedures

(a) Bank and Customer shall from time to time agree upon security procedures to be followed by Customer upon the issuance of an instruction and/or by Bank upon the

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

receipt of an instruction, so as to enable Bank to verify that such instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

(b) Bank and Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c) Either party may record any of their telephone communications.

3.3	Instructions Contrary to Law/Market Practice

Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice and Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4	Cut-Off Times

Bank has established cut-off times for receipt of Instructions, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.

3.5	Electronic Access

Access by Customer to certain applications or products of Bank via Bank’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 3.

4. Fees, Expenses and Other Amounts Owing to Bank

4.1	Fees and Expenses

Customer will pay Bank for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with Bank’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. The Bank will invoice the Customer for amounts owing to it and such amounts will be payable within thirty (30) days of the invoice. The Bank will be entitled to deduct amounts owing to it from the Cash Account if Customer has not objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

agree in writing). If Customer disputes an invoice, it shall nevertheless pay, or allow the Bank to deduct, such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to Bank’s other rights, Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as Bank may reasonably determine.

4.2	Overdrafts

If a debit to the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by Bank from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the Account.

4.3	Bank’s Right Over Securities; Set-off

(a)

Customer grants Bank a security interest in and a lien on the Financial Assets held in the Securities Account as security for any and all amounts which are now or become owing to Bank under any provision of this Agreement, whether or not matured or contingent (“Indebtedness”).

(b)

Without prejudice to Bank’s rights under Applicable Law, Bank may set off against any Indebtedness the credit balance of any of Customer’s accounts (whether deposit or otherwise) with any branch or office of Bank or with any Affiliate of Bank. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits.

5. Securities Depositories

5.1	Use of Securities Depositories

(a)

Bank may deposit Financial Assets with, and hold Financial Assets in any Securities Depository on such terms as such Securities Depository customarily operates and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such Securities Depository.

(b)

Bank is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

misconduct, or insolvency of a Securities Depository, Bank will make good faith efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.

6. Additional Provisions Relating to Customer

6.1	Representations of Customer and Bank

(a)

Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to borrow money (both any short term or intraday borrowings in order to settle transactions prior to receipt of covering funds) and grant a lien over Financial Assets as contemplated by Section 4.3; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; (iv) Bank may rely upon the certification of such other facts as may be required to administer Bank’s obligations under this Agreement and Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from Bank’s reliance on any inaccuracies in such certifications; and (v) it is a resident of the Cayman Islands and shall notify Bank of any changes in residency.

(b)

Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

6.2	Customer to Provide Certain Information to Bank

Upon request, Customer will promptly provide to Bank such information about itself and its financial status as Bank may reasonably request, including Customer’s organizational documents and its current audited and unaudited financial statements.

6.3	Customer is Liable to Bank Even if it is Acting for Another Person

If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash or Financial Asset, Bank nevertheless will treat Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

principal in respect of any transactions relating to the Account. The foregoing will not affect any rights Bank might have against Customer’s principal.

7. When Bank is Liable to Customer

7.1	Standard of Care; Liability

	(a)	Bank will use reasonable care, prudence and diligence in performing its duties and obligations under this Agreement.

(b)

Bank will be liable for Customer’s direct damages to the extent they result from Bank’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement. In addition, Bank shall be liable to Customer for all Liabilities representing reasonable costs and expenses incurred by Customer in connection with any claim by Customer against Bank arising from the obligations of Bank hereunder, including, without limitation, all reasonable attorneys’ fees and expenses incurred by Customer in connection with any investigations, lawsuits or proceedings relating to such claim; provided that Customer has recovered from Bank for such claim. Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance under this Agreement, or Bank’s role as custodian.

(c)

Customer will indemnify Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of Bank Indemnitees in connection with or arising out of (i) Bank’s performance under this Agreement, provided Bank Indemnitees have acted with reasonable care and have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question, or (ii) any Bank Indemnitees’ status as a holder of record of Customer’s Financial Assets.

	(d)	Without limiting Subsections 7.1(a), (b) or (c), Bank will have no duty or responsibility to:

		(i)	question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions;

		(ii)	supervise or make recommendations with respect to investments or the retention of Financial Assets;

		(iii)	advise Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; or

		(iv)	evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Financial Assets or cash.
7.2	Force Majeure

Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards. Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including, without limitation, the non-availability of appropriate foreign exchange).

7.3	Bank May Consult With Counsel

Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer) and shall not be deemed to have breached the agreed standard of care set forth in Section 7.1(a) of this Agreement in relying on such advice.

7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result

(a)

Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Accounts or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may:

		(i)	act as a market maker in the Financial Assets to which the Instructions relate;

		(ii)	provide brokerage services to other customers;

		(iii)	act as financial adviser to the issuer of such Financial Assets;

		(iv)	act in the same transaction as agent for more than one customer;

		(v)	have a material interest in the issue of the Financial Assets; or

		(vi)	earn profits from any of the activities listed herein.

(b)

Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information.

7.5	Assets Held Outside Bank’s Control

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Bank will not be obliged to hold Financial Assets or cash with any person not agreed to by Bank. Furthermore, Bank will not be obliged to register or record Financial Assets in the name of any person not agreed to by Bank. If, however, Customer makes such a request and Bank agrees to the request, the consequences of doing so will be at Customer’s own risk. Bank will not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary services

Bank may use third parties to provide ancillary services (i.e., services that do not form part of the custody services contained in Article 2 and which include without limitation courier or pricing services). While Bank will use reasonable care in the selection and retention of such third parties, it will not be responsible for any errors or omissions made by such third party in providing the relevant services.

8. Taxation

8.1	Tax Obligations

(a)

Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.

(b)

Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from:

		(i)	the inaccurate completion of documents by Customer or any third party;

		(ii)	the provision to Bank or a third party of inaccurate or misleading information by Customer or any third party;

		(iii)	the withholding of material information by Customer or any third party; or

		(iv)	any delay by any revenue authority or any other cause beyond Bank’s control.

(c)

If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, U.S. non-resident alien tax and/or backup withholding tax).

	(d)	Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Bank will be responsible for any penalty or additions to tax due solely as a result of Bank’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services

(a)

Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax in respect of income payments on Financial Assets credited to the Securities Account that Bank believes may be available.

(b)

The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets in the Account or the payment of income.

(c)

Bank will perform this tax relief service only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which this tax relief service is offered. Other than as expressly provided in this Section 8.2, Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.

9. Termination

9.1	Term and Termination

(a)

The initial term of this Agreement shall be for a period of three years following the date on which Bank commenced providing services under the Agreement. Following the initial term, Customer may terminate this Agreement on sixty (60) days’ written notice to Bank. Bank may terminate this Agreement on one hundred and eighty (180) days’ written notice to Customer.

	(b)	Notwithstanding Section 9.1(a):

(i)

Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)

Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; and

		(iii)	Bank may terminate this Agreement on sixty (60) days’ written notice to Customer in the event that Bank reasonably determines that Customer has ceased to satisfy Bank’s customary credit requirements.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

9.2	Exit Procedure

Customer will provide Bank full details of the persons to whom Bank must deliver Financial Assets and cash a reasonable period before the effective time of termination of this Agreement. If Customer fails to provide such details in a timely manner, Bank shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to successor custodian, but Bank may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that Bank is unwilling to assume any related credit risk. Bank will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

10. Miscellaneous

10.1	Notices

Notices (other than Instructions) under this Agreement will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

10.3	Interpretation

Headings are for convenience only and are not intended to affect interpretation. References to articles and sections are to articles and sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4	Entire Agreement

This Agreement, including the Schedules, Exhibits and the Rider (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.5	Insurance

Customer acknowledges that Bank will not be required to maintain any insurance coverage specifically for the benefit of Customer. Bank will, however, provide details of its own general insurance coverage to Customer on request.

10.6	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The Shareholder Communications Act regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

10.7	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Bank to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank’s identity verification procedures require Bank to obtain certain information (“identifying information”) from Customer or on some occasions from third parties regarding Customer. Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Bank.

10.8	Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

hereby. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.9	Severability; Waiver; and Survival

(a)

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

	(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.10	Confidentiality

(a)

Subject to Section 10.10(b), Bank will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over Bank’s business, or with the consent of Customer.

	(b)	Customer authorizes Bank to disclose Confidential Information to:

(i)

any subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that Bank believes it is reasonably required in connection with Bank’s provision of relevant services under this Agreement;

		(ii)	its professional advisors, auditors or public accountants;

		(iii)	its Affiliates; and

		(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

	(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement in confidence.

10.11	Counterparts

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.12	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

HCM COMMODITIES STRATEGY
FUND, LTD.	JPMORGAN CHASE BANK, N.A.

By:	By:

Name:	Name:
Title:	Title:
Date:	Date:

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

SCHEDULE 1
Persons Authorized To Give Instructions

Full Name and Official		Limitation in	Telephone	Specimen
Position	Method of Instruction*	Authority**	Number	Signature

Signed for and on behalf of the Customer by:

Signature:

Name:

Position:

*	i.e., writing, telephone or facsimile

**	“All”, “No limit” or similar phrases would include authority to issue instructions relating to all types of transactions in connection with the Accounts.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

SCHEDULE 2
Authorized Fund Managers/Advisers

Persons authorized as fund managers will also have to complete an authority in similar form to Schedule 2, but with some additional wording. A specimen copy is attached as Appendix A.

Full name of Fund		Accounts for which
Manager/Adviser	Address	authorized*

J.P. Morgan Investment	245 Park Avenue, New
Management Inc.	York, NY 10167

Signature:

Name:

Position:

*	If left blank, the Fund Manager is authorized to give instructions on all accounts.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

APPENDIX A TO SCHEDULE 2
Specimen Fund Manager Mandate

TO:	JPMORGAN CHASE BANK, N.A. DOMESTIC CUSTODY DIVISION

DATE: ____________________

Dear Sirs,

Re: Domestic Custody for (the “Customer”).

We represent that we have been appointed by the Customer as its fund manager for the account(s) listed below and that we have full authority from the Customer to give instructions in respect of all transactions relating to the account(s). We agree to indemnify and hold Bank harmless for any losses, costs or liabilities it or its agents incur as a result of any breach of this representation.

We set out the names and specimen signatures of those individuals authorized by us to operate accounts and give instructions on behalf of the Customer in respect of the account(s).

Bank may accept and act on any instructions that have been verified in accordance with a Security Procedure, as defined in the Domestic Custody Agreement between Bank and the Customer, or, if no such Security Procedure is applicable, which Bank believes in good faith to have been given by one of those individuals listed below.

We acknowledge that Bank may record our telephone conversations and agree to ensure that any codes, passwords or similar devices are reasonably safeguarded.

Unless specified otherwise, all persons authorized to give instructions shall be authorized to give instructions in respect of all securities and cash accounts, and shall be authorized to give instructions notwithstanding that they may result in an overdraft on any cash account.

Signed for and on behalf of [Name of Fund Manager]

Signature:

Name:

Position:

Evidence of Authority to sign this Letter is enclosed:

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

ACCOUNT(S) COVERED BY THIS MANDATE:

Full Name and		Limitation in	Telephone	Specimen
Official Position	Method of Instruction*	Authority**	Number	Signature

**	“All”, “No limit” or similar phrases would include authority to issue instructions relating to all types of transactions in connection with the Accounts

*	i.e., writing, telephone or facsimile

**	“All”, “No limit” or similar phrases would include authority to issue instructions relating to all types of transactions in connection with the Accounts.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

SCHEDULE 3
Electronic Access

1. The Bank shall permit the Customer and its Authorized Persons to access electronically the applications and products listed on Exhibit 1 to this Agreement (the “Products”). The Bank reserves the right to modify this Schedule 3 and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to the Customer. The Bank shall endeavour to give the Customer reasonable notice of its termination or suspension of access hereunder to any Product, but may do so immediately upon written notice to the Customer if the Bank determines, in its sole discretion, that providing access to such Product would violate Applicable Law or that the security or integrity of such Product is at risk.

2. In consideration of the fees paid by the Customer to the Bank and subject to any applicable Software License Addendum in relation to Bank owned or sublicensed Software provided for a particular Application and Applicable Law, the Bank grants to the Customer on the terms of this Schedule 3 a non-exclusive license to use the Products and the information and data made available to the Customer through the Products (the “Data”) for the sole use of the Customer. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.

3. The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by the Bank’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”). If and to the extent that there is a conflict between the Product Terms and this Schedule 3, the provisions of this Schedule 3 shall prevail.

4. The Customer acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by the Bank. The Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of the Customer, and the Bank disclaims all risks related thereto, notwithstanding that the Bank may recommend certain security and/or communication software packages. All such software must be interoperable with the Bank’s software. Each of the Customer and the Bank shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

5. Notwithstanding the other provisions of the Agreement, the Bank shall not be liable for any Liabilities arising out of the use or unavailability of the Bank’s web site or any means provided by the Bank of accessing the Products through the Bank’s web site in the absence of the Bank’s gross negligence or wilful misconduct.

6. The Customer shall not use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7. Upon request, the Customer shall promptly and accurately designate in writing to the Bank the geographic location of its users from time to time. The Customer further represents and warrants to the Bank

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

that the Customer shall not access the service from any jurisdiction which the Bank informs the customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable the Bank to process the data set out therein for the purposes of providing the Products.

8. The Customer shall be responsible for the compliance of its Authorized Persons with the terms of this Schedule 3.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

EXHIBIT 1 TO SCHEDULE 3
Products

Browser based Applications:

Name of Application	Description

Accounting	Provides Internet-based access to verified accounting data and net asset values.

Accounting Statements	Enables Customer to download official financial statement reports and associated data files via the Internet.

ACH Initiation	Provides Internet based access to ACH transactions, allowing warehousing for a period in advance of the settlement date, interactive deletions, amount changes or account modifications.

Cash Balances and Transaction Reporting	Allows retrieval of information, review of transaction histories and determines cash flow for accounts with the Bank and other financial institutions worldwide in any currency.

Cash Concentration Reporting	Provides Internet-based access to cash concentration accounts supported by reports on deposit banks, divisions and locations.

Compliance	Provides internet-based compliance reporting according to client-defined criteria permitting the identification and resolution of violations to client investment guidelines.

Compliance File Upload	Permits third party compliance clients to send their portfolio details to the Bank. Compliance results are delivered via the internet-based compliance reporting application.

Continuous Linked Settlement

Allows users to monitor their Continuous Linked Settlement positions and individual trades via the Internet via a range of inquiry and reporting functions. Optional Continuous Linked Settlement transaction entry is also available.

Corporate Action Instructions	Provides Internet-based instruction capability for U.S. and global voluntary corporate actions together with intraday notifications of voluntary corporate action events.

DataXchange	A utility to reformat and translate data to enable integration between client systems and the Bank.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Name of Application	Description

File Delivery / Messenger	Enables Customer to securely download report and/or custom data files using SSL encryption. Customer may also utilise the Bank’s Messenger software to schedule automated downloads.

Funds Transfer Initiation	Provides initiation of multi currency payments (through file import, use of free formats or templates) from accounts with the Bank and other financial institutions.

Funds Transfer Reporting	Provides Internet-based transaction reports for wires initiated through JPMorgan ACCESS as predefined (repetitive) and free-form transfers for accounts with the Bank and other financial institutions.

Inquiry and Customer Services	Provides Internet based access to funds transfer transaction details, initiation of investigations, receipt of responses and generation of analytical reports at any time.

Liquidity Reporting and Transaction Services	Provides cash concentration services via the Internet by facilitating the physical movement of funds from one account (subsidiary account) to another account (concentration account).

News & Reference	Provides Internet access to the Bank’s research reports together with global network information, financial news and market quotes.

Performance

Provides flexible Internet access to a security level, multi-currency performance measurement system. Customizable portfolio analytical and reporting capabilities include risk analysis, attribution analysis and “what-if” testing

Secure eMail	Provides a secure means for Customer to communicate online with Bank personnel.

Transaction Initiation	Provides Internet-based capability for entry and transmission of U.S. and global custody transactions.

Trustee and Fiduciary Services	Provides Internet-based capability for intra-day processing, reporting and enquiry for the Bank’s trustee and depository clients

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Name of Application	Description

Views Reporting / Portfolio Views

Provides Internet-based custody, accounting and securities lending reporting on an intra-day, close-of-business or historical basis. Bank clients may choose from standard board-room quality reports or create and save custom formats.

Software based Applications:

Name of Application	Description

Cash Decision Worksheet (CDW)

Provides the ability to integrate data from IM and CPS modules as well as importing transactions from the client’s account receivable/payment systems into a Microsoft Excel spreadsheet to allow customers to arrive at a more accurate cash position

Client Payment System (CPS)

Provides a global payment system that supports domestic and global wire transfer in multiple currencies, supporting both the Bank and multibank institutions around the world. Offers US ACH payments against pre-established accounts worldwide

FX Trader (CTS)	A real time foreign currency trading and payment system that offers the ability to initiate foreign currency wires and print foreign currency drafts.

General Ledger (G/L)

Provides automatic and manual posting of bank transactions to general ledger accounts. User-defined posting rules provide the ability to automatically assign general ledger account numbers to each bank reported transaction

Info-Xchange (CIO)	Provides the ability to transmit payment files to and receive confirmations from the Bank and required level of security for these files.

Infostation Administration	Permits the Customer to establish user access to the electronic banking services formerly known as Single Sign-on.

InfoStation InfoMatch	Provides a file comparison tool for comparing the Customer’s file records with an InfoStation Reporter file.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

Name of Application	Description

Infostation Query

Permits U.S. custody inquiry initiation, which allows for investigation of inquiries sent by the Customer to the Bank’s custody operations and/or the Bank’s Customer Service team. Provides the ability to follow the status of the investigation (formerly known as InfoQ).

Information Manager (IM)	Provides balance and transaction information retrieval in addition to storage and inquiry capabilities for multicurrency accounts with the Bank and other financial institutions worldwide.

InfoStation Reporter	Permits the Customer to access information related to global custody account holdings, transactions and cash records.

Infostation Transaction Initiation	Permits the entry and transmission of U.S. and global custody transactions (formerly known as Transaction Entry).

TITAN (Trust Information Transaction Accounting Network)	Permits the Customer to access US domestic pension and custody account asset information, transaction records and cash projection information.

TITAN Trade Data Entry	Permits the Customer’s issuance of instructions relating to U.S. domestic securities and cash assets under an authentication protocol, via Cheetah communications software.

Transaction Reconciliation (Recon)	Offers the ability to match (reconcile) bank reported transactions to client transactions using a set of client specified criteria.

Xchange	Provides an interface between InfoStation Reporter data and industry standard portfolio management systems such as PAM and CAMRA.

Form Domestic Custody Agreement (NY) February 28, 2007	J.P.Morgan

J.P.Morgan

ACCOUNTING SERVICES RIDER

HCM COMMODITIES STRATEGY FUND, LTD.

Customer wishes Bank to provide certain accounting services with respect to certain accounts (each a “Portfolio”) maintained under the Domestic Custody Agreement between Bank and Customer (the “Agreement”). Bank is willing to do so, under the terms and conditions set forth in this Accounting Services Rider (the “Rider”) and the Agreement.

1.	Services Provided.

(a)

Bank will provide the accounting services set forth in Schedule A to this Rider. Bank shall be acting solely as agent for Customer in providing those services and shall not be deemed to be a fiduciary with respect to Customer, or any Portfolio, or any investor or participant in any Portfolio with respect to those services, even if Bank or one of its affiliates separately acts in a fiduciary capacity with respect to such Portfolio.

(b) Bank will also keep records relating to the services provided hereunder in such form and manner, as Bank may deem appropriate or advisable.

(c) For the avoidance of doubt, the services provided under this Rider shall not include any services relating to the valuation of over-the-counter derivatives contracts.

2.	Fees and Expenses.

In consideration of providing the services set forth in this Rider, Customer will pay Bank such amounts as may be agreed upon by the Bank and the Customer from time to time.

3.	Valuation Rules

(a)

Bank shall determine the net value of the assets and liabilities of a Portfolio (including securities out on a loan and excluding collateral held therefore) in accordance with valuation rules mutually agreed to between Customer and Bank. Bank shall obtain security prices from independent pricing services, or if such quotes are unavailable, obtain such prices from each Portfolio’s investment manager or its designee.

(b)

Portfolio investments shall be valued at fair market value on each valuation date, or in the case of investments that do not have a readily ascertainable fair market value, at a fair value to be determined by the Portfolio’s investment manager or its designee. Customer or the Portfolio’s investment manager shall certify, at Bank’s request, the value of any asset or liability held in any Portfolio, and such certification shall be used by Bank with regard to such valuation.

(c)

Notwithstanding anything contained in this Rider or the Agreement to the contrary and to the extent permissible under applicable law, for the purposes of valuing the assets of any Portfolio, Bank may retain one or more pricing

Fund Accounting Rider – Corporate February 2008 version

J.P.Morgan

services (whether or not affiliated with the Bank) as Bank may deem advisable and Bank shall have no duty to confirm or validate any information or valuation provided by any such pricing service nor shall Bank be responsible or liable for any act or omission of any such pricing service selected in the absence of Bank’s willful misfeasance, bad faith or gross negligence.

4.	Applicability of Custody Agreement.

This Rider shall be governed by the terms and conditions of the Agreement between the parties of which this Rider is a part, except to the extent specifically provided by this Rider. Capitalized terms in this Rider (including the Schedules) that are not defined herein but are defined in the Agreement shall bear the definition set forth in the Agreement. If there is any conflict or inconsistency between the terms of this Rider and the Agreement, the terms of the Agreement shall prevail.

5.	Effective Date; Term.

This Rider shall become effective upon the execution of the Agreement. This Rider shall continue in effect unless terminated by either party on one hundred and twenty (120) days’ prior written notice, or, if earlier, upon termination of the Agreement.

HCM COMMODITIES STRATEGY FUND, LTD.	JPMORGAN CHASE BANK, NA

By: ___________________________________________	By: ___________________________________________

Name:	Name:
Title:	Title:
Date:	Date:

Fund Accounting Rider – Corporate February 2008 version

3

J.P.Morgan

SCHEDULE A

DESCRIPTION OF FUND ACCOUNTING SERVICES

The Bank agrees to perform the following duties in accordance with the requirements of the Funds’ Registration Statements, the 1940 Act (if applicable), applicable Internal Revenue Service (“IRS”) regulations, and procedures as may be agreed upon from time to time, including without limitation, those set forth in the service level agreement pertaining to the Funds to which the Bank is a party. In all instances, the Bank agrees to perform such services in accordance with industry standards and best practices, which may include those enumerated in the Audits of Investment Companies Audit and Accounting Guide, as in effect from time to time. Where appropriate, the Bank agrees to keep all records on a class-by-class basis for each of the Funds.

In connection with the provision of services under this Schedule B, the Bank or its agent or delegatee shall provide the Funds’ chief compliance officer with periodic reports (i.e., semi-annual SAS 70 reports) regarding its fund accounting control environment, and shall promptly provide special reports in the event of any material violation of the federal securities laws relating to such services of which it becomes aware. The Bank or its agent or delegatee will provide the Funds’ chief compliance officer with reasonable access to its compliance personnel.

The Bank agrees to:

a.

keep and maintain the books and records of each Fund pursuant to Rule 3la-1 under the 1940 Act (the “Rule”), which are applicable to fund accounting and the services to be performed pursuant to this Schedule B, including the following:

(i)

journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)

general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

	(iii)	separate ledger accounts required by subsections (b)(2)(ii) and (iii) of the Rule; and

	(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

b.	perform the following accounting services daily for each Fund:

	(i)	calculate the net asset value per share;

	(ii)	obtain security prices from independent pricing services, or if such quotes are unavailable, obtain such prices in accordance with the Valuation Procedures approved by a Fund’s Board;

	(iii)	provide exception, stale and halted price reporting to the investment adviser;

	(iv)	verify and reconcile with the Funds’ records all daily trade activity;

	(v)	compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields,

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weighted average portfolio maturity and such other agreed-upon rates and yields;

(vi)

review daily the net asset value calculation and dividend factor (if any) for each Fund, check and confirm the net asset values and dividend factors for reasonableness and deviations against agreed-upon benchmarks and tolerance levels:

(vii)

distribute portfolio information, net asset values and yields to NASDAQ, the Funds’ transfer agent (the “Transfer Agent”), JPMorgan Funds Management, Inc.(“JPMFM”) and such other third parties as directed by Customer;

(viii)	report to JPMFM or its designee, at least weekly, about the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

(ix)	determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(x)	record all Corporate Actions affecting securities held by each Fund, including dividends, stock splits and recapitalizations;

(xi)	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by a Customer or JPMFM;

(xii)	record and reconcile with the Transfer Agent all capital stock activity;

(xiii)	update Fund accounting system to reflect rate changes on variable interest rate instruments;

(xiv)	post Fund transactions to appropriate categories;

(xv)	accrue expenses of each Fund according to instructions received from JPMFM;

(xvi)	calculate book capital account balances;

(xvii)	maintain books and records;

(xviii)	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

(xix)	provide accounting reports in connection with Customer’s regular annual audit and other audits and examinations by regulatory agencies; and

(xx)	provide such periodic reports as JPMFM or the Funds shall reasonably request.

(xxi)	provide the following short extension portfolio accounting services for Funds which operate a synthetic long/short investment strategy with a prime broker component.

•	Maintenance of the basket positions on the Bank’s accounting system

•	Daily reconciliation with the prime broker for basket trade activity (including valuation & issue resolution)

•	Asset Servicing (Corporate Actions, etc.) processing on equities held in the basket

•	Daily pricing of the swap through the Bank’s Central Pricing Unit

•	Daily delivery of basket positions into the fund’s NAV

In connection with the provision of these services, the Bank agrees:

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(a)

to maintain, in a format acceptable to JPMFM and the Funds, documents in accordance with the applicable provisions of Rule 31a-2 of the 1940 Act and with requirements of other applicable domestic regulators, such as the IRS, or Applicable Foreign Regulators (as hereinafter defined). the Bank agrees to make such documents available upon reasonable request for inspection by officers, employees and auditors of JPMFM or the Funds during the Bank’s’s normal business hours. For purposes of this subclause (a), Applicable Foreign Regulator shall mean a foreign regulator designated as such by a Fund and a foreign regulator actually known to the Bank to have authority over a Fund or its operations. Promptly after the identification of a foreign regulator, appropriate representatives ofthe Bank and the Funds shall meet and determine the requirements to which the foreign regulator would subject such Fund. If the Bank and the Funds determine, in the exercise of their reasonable judgment, that complying with such requirements would impose a substantial additional burden on the Bank, the Funds and the Bank agree to negotiate in good faith, taking into account all relevant circumstances, an appropriate change in the fees payable hereunder;

(b)

that all records maintained and preserved by the Bank pursuant to this Agreement which each Fund is required to maintain and preserve shall be and remain the property of a Fund and shall be surrendered to a Fund promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of JPMFM or a Fund, the Bank shall provide, in the form reasonably requested by JPMFM or the Fund, any records included in any such delivery, and the Funds shall reimburse the Bank for its expenses of providing such records in such form;

(c)

to make reasonable efforts to determine (i) the taxable nature of any distribution or amount received by or deemed received by, or payable to, a Fund; (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims or similar events; and (iii) taxable amount of any distribution or dividend paid, payable, or deemed paid by a Fund to its shareholders; subject to the following (w) with respect to determinations contemplated by this clause (c) that a prudent fund accountant would reasonably consider to be, and that the the Bank considers to be, non-routine in nature, the Bank may seek in writing the approval or authorization of a Fund or a designee of a Fund and shall not be required to act in respect of any such determination (as to which a written request for approval or authorization shall have been made) without such approval or authorization; (x) the Bank need not make any such accrual, unless and until such accrual has been approved and authorized by a Fund or its designee; (y) a Fund shall, or shall cause its designee, to provide such approval and authorization, or approval and authorization of different determinations(s), promptly; and (z) provided the Bank has made the reasonable efforts described in this clause (c) and thereafter has acted in accordance with the approvals and authorizations of a Fund or its designee, the Bank shall have no liability for any such accrual if it otherwise, in performing its services hereunder, is not in breach of this Agreement. The Bank shall accrue for these actions appropriately; and

(d)

to provide such records and assistance, including office space within the Bank’s premises, to the Funds’ independent accountants in connection with the services such accountants provide to the Funds, as such accountants shall reasonably request.

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The parties further agree as follows with respect to the provision of services pursuant to this

Schedule B:

(a)	The Bank may rely on each Fund’s then currently effective Prospectus, and JPMFM or each Fund shall promptly advise the Bank of any amendments thereto and provide copies of such amendments to the Bank.

(b)

Both the Bank and JPMFM or its designee shall use reasonable efforts to identify any changes in domestic and foreign laws and regulations applicable to the Bank’s providing of services under this Schedule B, and each shall promptly advise the other of any changes it identifies and upon any such identification the Bank and JPMFM (together with the Funds) shall agree on any reasonable alteration to the services to be provided to the Bank under this Schedule B.

(c)

A Fund or its designee shall (i) furnish promptly to the Bank (andthe Bank may rely upon) the amounts of, or written formulas or methodologies to be used by the Bank to calculate the amounts of, Fund liabilities and (ii) specify the timing for accruals of such liabilities. The Bank shall request such additional information as it deems reasonably necessary for it to perform its services under this Schedule B.

(d)

The Bank shall not be required to include as Fund liabilities and expenses, nor use in its calculations hereunder, including, without limitation, as a reduction of net asset value, any accrual for any U.S. federal or state income taxes, unless and until JPMFM or its designee shall have specified to the Bank the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Bank agrees to include as a Fund liability proper accruals for foreign taxes, unless, after being advised of the amount and the basis for the accrual, JPMFM by Instructions directs the Bank not to do so.

(e)

JPMFM or its designee shall furnish to the Bank, and the Bank may rely upon, the following types of information (and explanations thereof): (i) each Fund’s tax basis in debt obligations acquired by a Fund before the Bank’s becoming fund accountant hereunder, the dates of such acquisitions, and the amount of premium previously amortized and the discount previously included in income, (ii) the amounts credited to any capital accounts, (iii) the amount of any reserves, and (iv) similar information which is required by the Bank for performing the services and is neither possessed by the Bank nor available from a third party.

The Bank shall not be responsible for, and shall not incur any loss or liability with respect to: any errors or omissions in information supplied by a Fund or its designee that the Bank has reviewed and has concluded to be within reasonable tolerance limits, as agreed between the parties; any improper use by a Fund, its designees, agents, distributor or investment adviser of any valuations or computations supplied by the Bank under this Agreement; any valuations of securities supplied by a Fund or an independent pricing service approved by such Fund’s Board (if applicable), provided that, with respect to such valuations, thethe Bank has otherwise complied with this Schedule B, has reviewed the valuations and has concluded they are within reasonable tolerance limits agreed to by the parties; any tax determination authorized and approved by a Fund or its designee that the Bank has reviewed and has concluded is within reasonable tolerance limits as agreed to by the parties; or any changes in U.S. law or regulations applicable to the Bank’s performance not identified by the Bank’s use of reasonable efforts which are not identified to the Bank by a Fund.

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